Exhibit 3.2

CERTIFICATE OF CORRECTION

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SKULLCANDY, INC.

Skullcandy, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

A. The name of the Corporation is Skullcandy, Inc.

B. An Amended and Restated Certificate of Incorporation of the Corporation (the “Restated Certificate”) was filed with the Secretary of State of the State of Delaware on November 26, 2008. The Restated Certificate was corrected by Certificate of Correction filed December 2, 2008. The Restated Certificate requires further correction as permitted by Section 103(f) of the General Corporation Law of the State of Delaware.

C. Section 7(c)(i) of ARTICLE V of the Restated Certificate contained an inaccuracy or defect that it was missing a reference to Section 6(d) of ARTICLE V and Section 6.1 of the SHA (as defined in the Restated Certificate) and is hereby corrected to read as follows:

“(i) subject to Section 6(d) of ARTICLE V hereof and Section 6.1 of the SHA, increase or decrease the authorized number of directors constituting the Board of Directors, make any changes to the powers, structure, or composition of the Board of Directors or establish any committees of the Board of Directors;”

D. In order to amalgamate all corrections to the Restated Certificate made to date, the Restated Certificate is hereby corrected in its entirety in its corrected form as Exhibit A hereto.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction to be signed by Richard P. Alden, a duly authorized officer of the Corporation, on December 5, 2008.

/s/ Richard P. Alden
Richard P. Alden,
Authorized Officer